STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                         COSMAR CORPORATION (AS BUYER),


                 LARRY PALLINI AND VINCENT CARBONE (AS SELLERS)


                                       AND


                  GREAT AMERICAN COSMETICS, INC. (THE COMPANY)


                          ENTERED INTO ON JUNE 27, 1996


                                       AND


                       EFFECTIVE ON AND AS OF MAY 1, 1996















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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

1.     Purchase and Sale of Shares ........................................    1
       1.1 Purchase and Sale ..............................................    1
       1.2 Purchase Price for the Acquired Shares .........................    2
       1.3 Pre-Closing Deposits ...........................................    2
       1.4 Payment of Purchase Price ......................................    2

2.     Time and Place of the Closing; Closing Date; and Effective Date ....    3
       2.1 Time and Place of the Closing; Closing Date ....................    3
       2.2 Effective Date .................................................    4

3.     Representations and Warranties of the Sellers ......................    4
       3.1 Authority of the Sellers .......................................    4
       3.2 Authority of the Company .......................................    4
       3.3 Enforceability .................................................    4
       3.4 Ownership of Stock; Corporate Structure ........................    5
       3.5 Existence and Qualification ....................................    5
       3.6 Capitalization .................................................    5
       3.7 Consents and Approvals; No Violation ...........................    6
       3.8 Material Contracts .............................................    6
       3.9 Financial Statements ...........................................    8
       3.10 Absence of Undisclosed Liabilities .............................   9
       3.11 Equipment and Other Tangible Property Used in the Business .....   9
       3.12 Owned Real Property ............................................  10
       3.13 Leased Real Property ...........................................  10
       3.14 Intangible Assets ..............................................  10
       3.15 Receivables ....................................................  11
       3.16 Complete Business ..............................................  11
       3.17 Capital Improvements ...........................................  12
       3.18 Absence of Certain Changes .....................................  12
       3.19 Litigation .....................................................  14
       3.20 Insurance ......................................................  14
       3.21 Employee Benefit Plans .........................................  14
       3.22 Environmental Matters ..........................................  16

                                        i

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       3.23 Deliveries of Documents; Corporate Records ....................   17
       3.24 Tax Matters ...................................................   18
       3.25 Compliance with Laws; Permits. Etc ............................   19
       3.26 Conflicts .....................................................   20
       3.27 Customers and Suppliers .......................................   20
       3.28 Labor Matters .................................................   20
       3.29 Bank Accounts .................................................   21
       3.30 Officers and Directors ........................................   21
       3.31 Employees .....................................................   21
       3.32 Subsidiaries ..................................................   21
       3.33 Product Claims ................................................   21
       3.34 Warranties and Returns ........................................   21
       3.35 No Brokers ....................................................   22
       3.36 Absence of Certain Business Practices .........................   22

4.     Representations and Warranties by the Buyer ........................   22
       4.1 Authority of the Buyer .........................................   22
       4.2 Enforceability .................................................   23
       4.3 Existence and Qualification ....................................   23
       4.4 Consents and Approvals; No Violation ...........................   23
       4.5 No Brokers .....................................................   24
       4.6 Buyer's Inspection, Etc ........................................   24

5.     Further Agreements of the Parties ..................................   24
       5.1 Certain Pre-Closing Acts of the Company ........................   24
       5.2 Transactions with Affiliates ...................................   26
       5.3 Payment of Taxes Etc ...........................................   26
       5.4 Access to Books and Records; Due Diligence .....................   27
       5.5 Payment of Certain Costs, Expenses, Etc ........................   28
       5.6 Consents .......................................................   29
       5.7 Filings ........................................................   29
       5.8 Additional Agreements ..........................................   29
       5.9 Consulting Agreements ..........................................   29
       5.10 Repayment of Certain Debt and Receivables .....................   30
       5.11 Exclusive Dealing Period ......................................   30
       5.12 Cooperation in Obtaining Audited Financial Statements
             Following theClosing Date ....................................   30
       5.13 Escrow Agreement ..............................................   30
       5.14 Schedules Updates .............................................   31

                                       ii


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6.        Closing Conditions ............................................     31
          6.1   Conditions to Obligation of the Buyer ...................     31
          6.2   Conditions of the Sellers to Closing ....................     32

7.        Deliveries at Closing .........................................     33
          7.1   Deliveries by the Buyer .................................     33
          7.2   Deliveries by the Sellers ...............................     34
          7.3   Deliveries by the Escrow Agent ..........................     35

8.        Indemnification ...............................................     35
          8.1   Survival of Representations, Warranties and Agreements ..     35
          8.2   Indemnification by the Sellers ..........................     36
          8.3   Indemnification by the Buyer ............................     37
          8.4   Procedure for Indemnification for Third Party Claims ....     37
          8.5   Procedure for Indemnification for Party Claims ..........     38
          8.6   Right of Set-Off; Remedies Cumulative ...................     39

9.        Termination ...................................................     39
          9.1   Termination .............................................     39
          9.2   Effect of Termination ...................................     39

10.       Miscellaneous .................................................     40
          10.1   Amendment and Modification .............................     40
          10.2   Waiver of Compliance; Consents .........................     40
          10.3   Notices ................................................     40
          10.4   Assignment .............................................     42
          10.5   Governing Law ..........................................     42
          10.6   Counterparts; Facsimile Signatures .....................     43
          10.7   Interpretation; Construction ...........................     43
          10.8   Entire Agreement .......................................     44
          10.9   Specific Performance ...................................     44
          10.10  Severability ...........................................     44
          10.11  Press Releases and Public Announcements ................     44
          10.12  No Third Party Beneficiaries ...........................     45
          10.13  Headings ...............................................     45
          10.14  Incorporation of Schedules and Exhibits ................     45

11.       Definitions ...................................................     45


                                       iii


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SCHEDULES

           1.4           Purchase Price Allocation
           3.4           Ownership of Company Common Stock
           3.5           Existence and Qualification
           3.6           Capitalization
           3.7           Consents and Approvals
           3.8           Material Contracts
           3.11          Assets Used in the Business
           3.13          Leased Real Property
           3.14          Intangible Assets
           3.15          Receivables
           3.16          Complete Business
           3.17          Capital Improvements
           3.18          Absence of Certain Changes
           3.19          Litigation
           3.20          Insurance
           3.21          Employee Benefit Plans
           3.22          Environmental Matters
           3.24          Tax Matters
           3.25          Compliance with Laws
           3.26          Conflicts
           3.27          Customers and Suppliers
           3.29          Bank Accounts
           3.30          Officers and Directors
           3.31          Employees
           3.33          Product Claims
           3.34          Warranties and Returns
           5.1           Certain Pre-Closing Acts
           5.2           Transactions with Affiliates



                                       iv

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EXHIBITS

           Exhibit A-1         -          Closing Escrow Agreement
           Exhibit A-2         -          Pre-Closing Escrow Agreement
           Exhibit B           -          Consulting Agreements
           Exhibit C-1         -          Opinion of Sellers' Counsel
           Exhibit C-1         -          Opinion of Sellers' HSR Counsel
           Exhibit D           -          Opinion of Buyer's Counsel
           Exhibit E           -          Buyer's Bring Down Certificate
           Exhibit F           -          Seller's Bring Down Certificate
           Exhibit G     -                Press Release

206274.010(TAX)



                            STOCK PURCHASE AGREEMENT



        This Stock Purchase Agreement ("Agreement") is entered into on this 27th day of June, 1996 (the "Execution Date"), by and among (1) Cosmar Corporation, a Delaware corporation (the "Buyer"), (2) Larry Pallini and Vincent Carbone (individually referred to herein as a "Seller" and collectively referred to herein as the "Sellers") and (3) Great American Cosmetics, Inc., a New York corporation (the "Company").

        The Sellers collectively own all of the issued and outstanding common stock, no par value (the "Company Common Stock") of the Company, in the amounts set forth opposite their respective names on Schedule 3.4.

        The Company is engaged in the business of producing, outsourcing, packaging, marketing, distributing, advertising, promoting, merchandising and selling cosmetics products to the mass markets, including, but not limited to, nail polish, lipstick, eyeliners, mascara, make-up and related accessories sold under various brand names, including, but not limited to, "NAT ROBBINS" (all of the foregoing activities, whether current, proposed or contemplated, being collectively referred to herein as the "Business"). Larry Pallini and Vincent Carbone are each currently employed by the Company in the Business.

        The Sellers desire to sell, and the Buyer desires to purchase, all of the Company Common Stock on the terms set forth below. Capitalized terms used herein and not otherwise defined, shall have the meanings set forth in Section 11 hereof.

        It is therefore agreed as follows:

        1.      Purchase and Sale of Shares.

        1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers (as applicable) shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each of the Sellers, all shares of Company Common Stock owned by the Sellers (the "Acquired Shares"), which shall constitute all of the outstanding capital stock of the Company, free and clear of all Liens.

        1.2 Purchase Price for the Acquired Shares. The aggregate purchase price to be paid by the Buyer for the Acquired Shares shall be $15,250,000 (the "Purchase Price"). Of the total Purchase Price, $14,250,000 ( the "Cash Portion") shall be paid in cash at the Closing (as set forth in Section 1.4 below) and $1,000,000 (the "Deferred Portion") shall be placed in the closing escrow (the "Closing Escrow") with Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C. (the "Escrow Agent"), to be paid to the Buyer or the Sellers, as the case may be, in accordance with the terms of the Closing Escrow Agreement, a copy of which is attached as Exhibit A-1 hereto (the "Closing Escrow Agreement").

        1.3 Pre-Closing Deposits. Prior to the Closing, on the dates set forth below, the Buyer shall make the following deposits (the "Pre-Closing Deposits") with the Escrow Agent in cash, bank or certified check or by wired funds (the "Pre-Closing Escrow") to be held and disbursed pursuant to the terms of that certain Pre-Closing Escrow Agreement (a copy of which is attached as Exhibit A-2 hereto (the "Pre-Closing Escrow Agreement")) and this Section 1.3 and Section 1.4 hereof:

               (a) On the Execution Date, Buyer shall pay $300,000 to the Escrow Agent to be held and distributed in accordance with the terms of the Pre-Closing Escrow Agreement (the "Initial Deposit"). In the event that the Pre-Closing Deposit of $300,000 is not delivered in the form set forth above, then the effectiveness of this Agreement shall be subject to collection of such funds, and if such funds are not immediately available upon presentment of the check or other instrument, then this Agreement shall be null and void as if it was never binding or in effect.

               (b) on the First Extension Date (as defined in Section 2 below), provided that the Buyer makes the Buyer's First Extension Election (as defined in Section 2 below), Buyer shall pay an additional $150,000 to the Escrow Agent to be held and distributed in accordance with the terms of the Pre-Closing Escrow Agreement (the "Second Deposit"); and

               (c) on the Buyer's Second Extension Date (as defined in Section 2 below), provided that the Buyer makes the Buyer's Second Extension Election (as defined in Section 2 below), the Buyer shall pay an additional $150,000 to the Escrow Agent to be held and distributed in accordance with the terms of the Pre-Closing Escrow Agreement (the "Third Deposit").

        1.4 Payment of Purchase Price. The Purchase Price shall be paid in cash on the dates set forth below, by bank or certified check or wired funds, as follows:

               (a) at Closing, amounts set forth on Schedule 1.4 shall be paid to each of the Sellers reflecting, in the aggregate, the Purchase Price less $500,000, in each case;


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


               (b) at Closing, $1 million, representing the $500,000 from each Seller referenced in subsection (a) above, shall be paid to the Escrow Agent (the "Closing Deposit");

               (c) at Closing, the Pre-Closing Deposits and all earnings (held in the Pre- Closing Escrow) thereon shall be paid to the Buyer; however, at the Closing, the parties hereto can agree to net out the figures and apply the Pre-Closing Deposits to the Purchase Price in lieu of following the procedures set forth above requiring the return of the Pre-Closing Deposits; and

               (d) the Escrow Agent shall pay to the Sellers and/or the Buyer, as the case may be, the amounts due and owing to each of them in accordance with the terms of, and at the times set forth in, the Closing Escrow Agreement.

        2.      Time and Place of the Closing; Closing Date; and Effective Date.

        2.1 Time and Place of the Closing; Closing Date. The consummation of the transactions contemplated under this Agreement (the
"Closing") shall take place at 9:30 a.m., New York time, at the offices of the Escrow Agent, on a date (which shall not be later than July 15, 1996) mutually agreeable to the Buyer and the Sellers, unless a later date is agreed to in writing by the Buyer and the Sellers (the "Closing Date"); provided, however, that, notwithstanding anything in this Agreement to the contrary, the Buyer shall have the right, in its sole discretion, to delay the Closing Date (a) until a date no later than August 5, 1996, upon delivery at least five (5) calendar days prior to July 15, 1996 of written notice to the Sellers of such delay and the payment by the Buyer, along with such notice, of $150,000 to the Escrow Agent to be held and disbursed in accordance with the terms of the Pre-Closing Escrow Agreement and Section 1.4 hereof (the "Buyer's First Extension Election," the date of such election being referred to herein as the "First Extension Date"), and (b) until no later than August 31, 1996, upon delivery at least five (5) calendar days prior to August 5,1996 of written notice to the Sellers of such second extension and the payment by the Buyer, along with such notice, of an additional $150,000 to the Escrow Agent to be held and disbursed in accordance with the terms of the Pre-Closing Escrow Agreement and Section 1.4 hereof (the "Buyer's Second Extension Election," the date of such election being referred to herein as the "Second Extension Date"). Notwithstanding anything in the immediately preceding sentence to the contrary, the Closing Date shall occur no later than the third business day immediately following the closing of the Buyer's financing described in Section 6.1(h) below (but in no event later than August 31, 1996, subject to the termination provisions set forth in Section 9 below).

        2.2 Effective Date. Notwithstanding anything herein to the contrary, the consummation of the transactions contemplated herein shall be effective on and as of May 1, 1996 (the "Effective Date"), without regard to the actual Closing Date.

        3. Representations and Warranties of the Sellers. Each Seller, jointly and severally, represents and warrants to the Buyer as follows:

        3.1 Authority of the Sellers. Each of the Sellers has the full right and capacity to enter into and perform this Agreement and each of the following agreements, undertakings or instruments to which it is a party: the Consulting Agreements referred to in Section 5.9 below, the Pre-Closing Escrow Agreement referred to in Section 1.3 above, the Closing Escrow Agreement referred to in
Section 1.2 above and each and every other agreement, undertaking, document or other instrument being executed and delivered by either of the Sellers in connection with or pursuant to this Agreement, the Closing under this Agreement or any of the transactions contemplated by this Agreement (collectively with this Agreement, the "Acquisition Documents"). The representations and warranties in the preceding sentence are made by each Seller only as to himself and as to the Company.

        3.2 Authority of the Company. The Company has the full corporate power and authority to enter into and perform each of the Acquisition Documents to which it is a party. The execution and delivery of each of the Acquisition Documents to which the Company is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize each of the Acquisition Documents to which it is a party or the consummation of the transactions contemplated thereby.

        3.3 Enforceability. Each of the Acquisition Documents has been duly executed and delivered by each Seller a party thereto and the Company and constitutes the valid and binding agreement of each Seller a party thereto and the Company enforceable against him and the Company in accordance with its terms, except that such enforcement may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, (b) equitable rules or principles affecting the enforcement of obligations generally, whether at law or in equity, or (c) the exercise of the discretionary powers of any court before which may be brought any proceeding seeking equitable remedies, including without limitation specific performance and injunctive relief. The representations and warranties in the preceding sentence are made by each Seller only as to himself and as to the Company.

        3.4 Ownership of Stock; Corporate Structure. Each Seller is the record and beneficial owner of the number of shares issued by the Company as set forth opposite his name on Schedule 3.4, free and clear of any and all Liens. The representations and warranties in the preceding sentence are made by each Seller only as to himself and as to the Company.

        3.5 Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as conducted and operated. Except as disclosed on Schedule 3.5, the Company is duly qualified to conduct business and is in good standing in each jurisdiction where it is required to be qualified under the laws of each such jurisdiction.

        3.6     Capitalization.

               (a) The authorized capital stock of the Company is as set forth on Schedule 3.6. All of the issued and outstanding shares of capital stock of the Company are owned of record and beneficially as set forth on Schedule 3.4. No other shares of the capital stock of the Company are, or at the time of the Closing will be, outstanding. All of the Acquired Shares are duly authorized for issuance, are validly issued, and are fully paid and nonassessable, with no personal liability attaching thereto and each of the Acquired Shares is, and at the Closing will be, free and clear of all mortgages, pledges, security interests, liens, charges, encumbrances, equities, claims, options, rights, restrictions on transfers (except those imposed by applicable United States federal and state securities laws) and encumbrances of any nature whatsoever (collectively, "Liens").

               (b) Except as set forth in Schedule 3.6, there are no outstanding options, warrants or rights or agreements of any kind to acquire any shares of any class of capital stock of the Company, and there are no outstanding securities convertible into or exchangeable for any shares of any class of capital stock of the Company, nor does the Company have any obligation to issue or enter into any such options, warrants, rights, agreements or securities. There are no existing proxies, agreements or arrangements of any kind that require or permit any shares of the Company to be voted by or at the discretion of anyone other than the record owner.

        3.7  Consents  and  Approvals;  No  Violation.  Except as  disclosed  in
Schedule 3.7, the execution, performance and delivery of each of the Acquisition Documents by each Seller a party thereto, the consummation of the transactions contemplated under each of the Acquisition Documents by each Seller a party thereto and the compliance by each Seller with the provisions of each of the Acquisition Documents to which he is a party will not (a) require either Seller to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority,; (b) conflict with or breach any provision of the articles of incorporation or by-laws of the Company; (c) conflict with, violate or breach any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any Material Contract (as defined in Section 3.8(b) below), including, but not limited to, any instrument, commitment or obligation to which either Seller is a party, or by which either of them or any of their respective properties or assets may be bound, except for such as to which requisite waivers or consents either have been obtained (and copies thereof delivered to the Buyer) or the obtaining of which has been expressly waived in writing by the Buyer; (d) conflict with, result in a breach or violation of, or constitute a default under any Material Contract applicable to the Company, to which either Seller or the Company may be a party or by which either of the Sellers or the Company may be bound or affected; (e) result in the creation of any Lien on any asset of the Company or on any of the Acquired Shares; (f) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to the Company or to any of the Acquired Shares; or (g) violate any statute, law, rule or regulation applicable to the Company or either of the Sellers.

        3.8     Material Contracts.

               (a) Schedule 3.8 sets forth a complete and correct list of all Material Contracts of the Company.

               (b) "Material Contracts" includes any Contract (as defined below) that (i) provides for aggregate future payments by the Company of more than $20,000; (ii) was entered into other than in the ordinary course of business and which provides for aggregate future payments by the Company of more than $10,000; (iii) has an unexpired term exceeding twelve (12) months and may not be canceled upon less than thirty (30) days notice without any liability, penalty or premium on the part of the Company; (iv) was entered into by the Company with either of the Sellers, an officer, director or any employee of the Company or any person with whom any of the foregoing persons has any relation by blood or marriage, direct or indirect ("Relation"), or any corporation or other entity in which any of the foregoing persons has any interest, and provides for aggregate future payments by the Company of more than $5,000 per Seller, officer, director, employee or Relation; (v) constitutes a collective bargaining or other labor agreement; (vi) guarantees or indemnifies or otherwise causes the Company to be liable for the obligations or liabilities of another; (vii) involves the borrowing or lending of money excluding leases of equipment to the Company in the ordinary course of business and excluding employee advances, all of which are reflected in the books and records of the Company; (viii) involves an agreement with any bank, finance company or similar organization for the sale of any products of the Company on credit; (ix) involves the sale by or to the Company of products or services on consignment; (x) is or contains a power of attorney; (xi) contains any renegotiation or redetermination provisions; (xii) restricts the Company from carrying on its respective businesses as presently conducted anywhere in the world; (xiii) requires or is otherwise contingent upon the payment of commissions or compensation to any person who is not party to such contract, agreement, lease, understanding or commitment (e.g., a broker, an agent, etc.); (xiv) contains any warranty terms in addition to the warranties normally given in connection with the sale of the Company's products; or (xv) is a lease of real property involving the Company as either a lessor or lessee. True and complete copies of all Material Contracts listed on Schedule 3.8 have been delivered to the Buyer.

               (c) The term "Contract" includes any contract, agreement, understanding, commitment, mortgage, debt instrument, security agreement, license, guarantee, lease, charter, franchise, power of attorney, agency and other agreement (whether or not in writing).

               (d) The Contracts to which the Company is a party and that are not listed on Schedule 3.8 do not involve the payment by the Company of more than $20,000 per year in the aggregate (excluding purchase orders not included in Schedule 3.8) and are not otherwise material, individually or in the aggregate, to the Company, the Business or the Acquired Shares.

               (e) There is not, and has not been, claimed or alleged by any person, with respect to any Material Contract, any existing material default, or material event of default, or event that with notice or lapse of time or both would constitute a material default or material event of default on the part of the Company or on the part of the other party or parties thereto. The Material Contracts (i) are in full force and effect, (ii) constitute the legal, valid and binding obligations of the Company and (iii) to the knowledge of the Sellers, constitute the legal, valid and binding obligations of the other parties thereto. No other party to a Material Contract has asserted the right, and, to the knowledge of the Sellers, no basis exists for the assertion of any right, to renegotiate the terms or conditions of any Material Contract, except upon the normal expiration date thereof. Except as set forth in Schedule 3.7, no consent, approval, authorization or waiver from, or notice to, any other party is required to maintain in full force and effect all of the Material Contracts, other than such consents and waivers as have been obtained and copies of which have been delivered to the Buyer and are unconditional and in full force and effect and such notices as have been duly given.

               (f) Schedule 3.8 lists all existing Material Contracts (whether or not in writing) between the Company and any unrelated third party for the production and/or manufacturing by such unrelated third party of Inventory for the Company. Neither the Sellers nor any officer or director of the Company has any actual knowledge of the production or manufacturing of (i) counterfeit, unauthorized knock-off or unauthorized copies of any Company Inventory or other goods or property owned by the Company or (ii) the manufacture and or production of Company products by any unrelated third party in excess of the manufacturing or production quotas agreed to (whether or not in writing) by such third party with the Company.

        3.9     Financial Statements.

               (a) The Sellers have previously furnished, or caused to be furnished, to the Buyer (i) the unaudited balance sheet of the Company (the "Interim Balance Sheet"), and the unaudited statements of income and retained earnings and cash flow of the Company (the "Interim Operating Statements"), all for the three (3) month period ended March 31, 1996, and (ii) the unaudited balance sheets of the Company as of December 31, 1995 (the "1995 Balance Sheet"), 1994 and 1993, and the unaudited statements of income and retained earnings and of cash flows as of December 31, 1995 (the "1995 Operating Statements"), 1994 and 1993, together with the notes thereto, as reviewed by Deutsch, Marin & Company, the Company's independent certified public accountants. The foregoing financial statements are collectively referred to herein as the "Financial Statements". (Hereinafter, the Interim Balance Sheet and Interim Operating Statements shall collectively be referred to as the "March 31, 1996 Financial Statements".)

               (b) Each of the balance sheets included in the Financial Statements presents fairly the assets and liabilities of the Company, as of the respective date thereof, in conformity with GAAP, except that the unaudited financial statements do not include all footnotes required by GAAP and do not necessarily contain all required adjustments, none of which will be material. Each of the statements of income and retained earnings and each of the statements of cash flows included in the Financial Statements presents fairly the results of operations and cash flows, respectively, of the Company for the respective periods thereof in accordance with GAAP, except that the Financial Statements do not include all footnotes required by GAAP.


        3.10 Absence of Undisclosed Liabilities. To the knowledge of each of the Sellers, the Company does not have as of the Closing Date any liabilities other than those that (a) are set forth or fully reserved against in the Financial Statements; or (b) were incurred since the date of the Interim Balance Sheet in the ordinary course of business, none of which singly or in the aggregate is materially adverse to the Business or to the operations, condition or prospects of the Company; or (c) arise and accrue after Closing under Material Contracts disclosed on Schedule 3.8; or (d) arise under Contracts that are not Material Contracts.

        3.11    Equipment and Other Tangible Property Used in the Business.

               (a) The Company has good, marketable and valid title, free and clear of any and all Liens, to all material equipment and other tangible property used in the Business or presently located on its premises (a complete list of all such items of property is included on Schedule 3.11), except for (i) the leased items of material personal property listed as such on Schedule 3.11,
(ii) the leased items of material real property listed on Schedule 3.13, (iii) the

Liens set forth as such on Schedule 3.11 and (iv) Liens, if any, for current taxes not yet due and payable. Except as set forth on Schedule 3.11, the Company does not use any equipment and other tangible property (real or personal) in the Business owned or leased by, or, with respect to such property, owe any amount to or have any contract with or commitment to, either of the Sellers or any director, officer, employee, agent, or representative of the Company or family members.

               (b) The equipment and other tangible personal property used in or relating to the Business is in good operating condition and in good condition of maintenance and repair (subject to ordinary wear and tear), is adequate for use in the conduct of the Business as presently conducted and conforms to all applicable ordinances, rules and regulations including all building, zoning and other laws.

               (c) An item of property is considered "material" for purposes of this Section 3.11 if its replacement fair market value is more than $3,500, excluding any tangible property.


        3.12    Owned Real Property. The Company does not own any real property.

        3.13 Leased Real Property. Schedule 3.13 lists and briefly describes all real property leased by the Company. Each such item of real property is used exclusively in the Business. The real property leased by the Company is adequate, sufficient and suitable for its present uses and purposes, and the transactions contemplated by this Agreement will not adversely affect the Company' right to use those properties for the same purpose and to the same extent as they were being used by the Company prior to the date of this Agreement. Except as disclosed on Schedules 3.7 and 3.13, all such real property leases will continue, following the Closing, to be legal, valid, binding, enforceable and in full force and effect. No party to a real property lease has repudiated any provision or, to the knowledge of the Sellers, is in breach or default of a real property lease. To the Sellers' knowledge, no event has occurred which, with notice or the lapse of time, would constitute a breach or default under a real property lease, other than the transactions contemplated by this Agreement.

        3.14    Intangible Assets.

               (a) Schedule 3.14 sets forth a list of (x) all patents, trademarks, trade names, trade dress rights, service names, service marks, copyrights, logos, franchises and permits, designs, rights and similar rights, authorizations and applications therefor (including registration and applications for registration thereof, (collectively, the "Rights") owned by the Company and used in the Business specifying as applicable: (i) the title of such Right; (ii) the owner of such Right; and (iii) each jurisdiction by or in which such Right has been issued or registered, or in which an application for such issuance or registration, has been filed, including the respective registration or application date and number, and (y) all license agreements with respect to any Rights as to which any of the Company is licensor or licensee ("Licenses") specifying for each such License a complete listing and summary description, including the licensor and licensee thereunder, the particular Rights under license, the term thereof, and all royalties paid or received thereunder by each of the Company since January 1, 1992 (broken down by applicable period thereunder). The Rights listed in
Schedule 3.14 are all the Rights which are used in the conduct of the Business as currently conducted or as proposed to be conducted and, to the Sellers' knowledge, do not infringe upon, and are not inconsistent with, the rights of any third party. Except as set forth in Schedule 3.14, the Company has not been sued or threatened with suit, for infringement, violation or breach of any such Rights, and to the knowledge of each of the Sellers, no basis exists for any such suit and neither of the Sellers is aware of any infringement, violation or breach of such Rights or Licenses by any other person. All of such rights may be used by the Company after the Closing without the consent or approval of any person and without violating the rights of any third party.

               (b) The Company owns any and all right, title and interest in and to the trade names and related trademarks set forth on Schedule 3.14 (shown as owned by the Company thereon), including, but not limited to, the trade name "NAT ROBBINS", in the United States and worldwide in connection with the Business.

               (c) To the Sellers' knowledge, the Company has not interfered with, infringed upon or misappropriated the Rights of any third parties and, to the knowledge of the Sellers, no third party has interfered with, infringed upon or misappropriated any Rights of the Company.

               (d) True and complete copies of all Rights  agreements  listed on
Schedule 3.14 have been delivered to the Buyer.

        3.15 Receivables. The trade accounts and other receivables of the Company, as set forth in the March 31, 1996 Financial Statements, are bona fide receivables, arose out of arms' length transactions, and are collectible, except to the extent set forth in Schedule 3.15 hereto.



        3.16 Complete Business. The real property, personal property and intangible assets owned or leased by the Company represent all of the assets historically used in and necessary to conduct the Business in the manner in which it has been conducted by the Company. Except as disclosed in Schedule 3.16, no part of the Business is conducted by or through any person or entity other than the Company. Except as set forth in Schedule 3.16, the Company does not own, lease or license any asset, and is not a party to any contract, arrangement or understanding, that is not used exclusively in the operation of the Business. No entity (corporate or otherwise) other than the Company (other than independent sales representatives retained by the Company) had or has any interest or involvement related to the Business as it is currently conducted or has been conducted during the periods covered by the Financial Statements. The consummation of the transactions expressly contemplated by this Agreement will result in the transfer to the Buyer of all that is necessary and sufficient to permit the Buyer to operate the Business in a manner identical to the operation of the Business by the Sellers.

        3.17 Capital Improvements. Schedule 3.17 contains a description of each capital improvement, construction, renovation or expenditure for new or used equipment or similar project in excess of $5,000 (other than routine maintenance and repair) with respect to the assets and properties of the Company which is in process or for which any contract has been entered into or for which any legally binding commitment by the Company has been made or purchase order issued (the "Capital Improvements"). All other capital improvements of the Company in process or for which any contract has been entered into or for which any commitment has been made or purchase order issued and which are not required to be set forth in Schedule 3.17 will not require annual payments in excess of $10,000 in the aggregate.

        3.18 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Schedule 3.18, since December 31, 1995 there has not been, occurred or arisen:

               (a) any liability or obligation incurred by the Company other than in the ordinary course of business;

               (b) any payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, contingent or otherwise) of the Company except (i) pursuant to existing contractual commitments or (ii) in the ordinary course of business;

               (c) any action taken by any of the Sellers which has or could result in the creation of a Lien on any of the assets of the Company other than in the ordinary course of business;

               (d) any debt or receivable in excess of $5,000 cancelled or any claims or rights of substantial value waived by the Company except for fair consideration in the ordinary course of business;

               (e) any sale, transfer or other disposition of any right, title or interest in or to any of the properties or assets of the Company (real, personal or mixed, tangible or intangible) except for the sale of inventory or other immaterial assets in the ordinary course of business;

               (f) any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition of shares of such capital stock or any split, combination or reclassification of such capital stock (other than the transactions contemplated by this Agreement);

               (g) (i) any approval or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of the Company, any increase in the compensation payable or to become payable to any director, officer or key employee or any payment, grant or accrual to or for the benefit of any director, officer or key employee of any bonus, service award, percentage compensation or other benefit, in each case other than raises given since January 1, 1996 in the ordinary course and as set forth in Schedule 3.18 or (ii) any adoption or amendment of any employee pension benefit plan, employee welfare benefit plan or foreign employee benefit plan, or any severance agreement or employment contract to which any director or officer of the Company is a party;

               (h) any change in any accounting principle or method of election for tax purposes used by the Company;

               (i) any amendment or change in the articles of incorporation or by-laws of the Company;

               (j) any material adverse change in the business or financial condition of the Company;

               (k) any prepayment of any obligation of the Company, except in the ordinary course of business;

               (l) any guarantee, indemnity or other obligation of the Company causing the Company to be liable for the obligations or liabilities of another;

               (m) any damage, destruction or loss, whether or not covered by insurance, materially adverse to the assets or business of the Company; or

               (n) any agreement, whether in writing or otherwise, to take any action described in this Section 3.18.

        3.19 Litigation. Except as set forth on Schedule 3.19, (a) there are no private or governmental law suits, claims or actions or administrative proceedings (i) pending against the Company, or (ii) to the knowledge of the Sellers, threatened against the Company or (iii) pending or threatened against the transactions contemplated by this Agreement or the Sellers with respect to the transactions contemplated by this Agreement, (b) nor are there any judgments, decrees or orders either naming the Company or enjoining the Company in respect of the acquisition of any securities, rights or property of any kind or in respect of the conduct of business in any area. None of the matters listed in Schedule 3.19, if adversely determined against the Company, might, individually or in the aggregate, have an adverse effect on the business, operations, working capital, financial condition, revenues, assets, liabilities (whether absolute, contingent or otherwise), reserves or prospects of the Company.

        3.20 Insurance. Schedule 3.20 sets forth the insurance coverage maintained by the Company on its plant, property and equipment and other assets and properties, and all other policies of insurance owned or maintained by the Sellers on or in connection with the Business, including all policies or binders of fire, liability, vehicular, title, professional, errors and omission and other insurance, specifying the insurer, the type of insurance, the amount of coverage, the deductible amount, if any, the expiration date and the policy number. Except for amounts deductible under such policies of insurance and described in Schedule 3.20, the Company is not and has not been prior to the date hereof, subject to liability as a self-insurer. Except as set forth in
Schedule 3.20, there are no claims pending or, to the knowledge of each of the Sellers, threatened under any of said policies or disputes with underwriters regarding coverage under such policies. Since January 1, 1993, the Company has not been denied insurance coverage or been offered insurance only at a commercially prohibitive premium. All of the policies disclosed on Schedule 3.20 are valid and binding and in full force and effect, and there is no breach or default with respect to any provision contained in any such policy. True and complete copies of all insurance policies set forth on Schedule 3.20 have been delivered to the Buyer.

        3.21    Employee Benefit Plans.

               (a) Neither the Company nor either of the Sellers maintains or contributes to any employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). The only welfare benefit plan (as defined in section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other employee fringe benefit plans presently maintained by, or contributed to by the Company or either Seller for the benefit of any employee of the Company (the "Benefit Plans"), are those set forth in Schedule 3.21. True and complete copies of all Benefit Plans listed on Schedule 3.21 have been delivered to the Buyer.

               (b) The Company and each of the Benefit Plans are in compliance with all applicable provisions of ERISA, and those provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable to the Benefit Plans.

               (c) All premium payments or other contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans have been timely made. All such premiums or other contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made by an insurer, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the 1995 Balance Sheet or are set forth in Schedule 3.21.

               (d) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed, as the case may be.

               (e) At no time has (i) the Company or (ii) any other employer that is, or, at any relevant time, was together with the Company, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, incurred any liability which could subject Buyer or the Company to any liability under section 4062,4063 or 4064 of ERISA.

               (f) At no time has the Company contributed, or been required to contribute to, any multiemployer pension plan, within the meaning of section 3(37) of ERISA.

               (g) The Company has not incurred nor is it reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

               (h) The Company does not maintain and never has maintained and does not contribute, never has contributed and never has been required to contribute to any Benefit Plan providing medical, health or life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents other than a plan that is set forth on
Schedule 3.21.

        3.22    Environmental Matters.

               (a) The Company holds no environmental permits, certificates, licenses, approvals, registrations and authorizations ("Permits") in connection with the Business. To the best of the Company's and Sellers' knowledge, the Company has complied with and is not in violation of any applicable environmental statutes, rules, regulations, ordinances and orders of any federal, state, local or foreign governmental or regulatory agency or authority or court, including those relating to Hazardous Substances.

               (b) The Company has not received any request for information, notice of claim, complaint, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

               (c) To the best of Company's and Sellers' knowledge, without inquiry, and except as set forth in Schedule 3.22, the Company has not managed or handled any hazardous or toxic or polluting substance (a "Hazardous Substance") on any property now or previously owned, operated or leased by the Company.

               (d) To the best of Company's and Sellers' knowledge, without inquiry, and except as set forth in Schedule 3.22, no Hazardous Substance managed by the Company has come to be located at any site which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Comprehensive Environmental Response Compensation and Liability Information
System ("CERCLIS") or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (e) To the best of Company's and Sellers' knowledge, without inquiry, the Company has not released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape any Hazardous Substance ("Release") at, on, about or under at any property now or formerly owned, operated or leased by the Company.

               (f) To the best of Company's and Sellers' knowledge, without inquiry, there are no environmental liens on any properties owned or leased by the Company and no actions by any federal, state, local or foreign governmental or regulatory agency or authority have been taken or are in process or pending which could subject any of such properties to such liens.

               (g) To the best of Company's and Sellers' knowledge, without inquiry, and except as set forth in Schedule 3.22, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated or leased by the Company.

               (h) Neither of the Sellers knows, without inquiry, of any facts or circumstances related to environmental matters concerning the existing or previously owned properties or businesses of the Company that could lead to any future environmental claims, liabilities or responsibilities against the Company or the Buyer.

               (i) The Buyer understands and acknowledges that neither the Sellers nor the Company (i) has actual knowledge relating to the operations of LPD Packaging and Distribution Corp. ("LPD"), (ii) has a representative on the premises of LPD, (iii) is legally authorized to exercise control and in fact exercises no control over the operations of LPD, and (iv) is aware of any environmental problem or condition which could give rise to any environmental problem at the LPD facility in Middletown, New York.

        3.23    Deliveries of Documents; Corporate Records.

               (a) Each Seller has delivered, or caused to be delivered, to the Buyer true, correct and complete copies of all documents, instruments, agreements, contracts and records referred to in the schedules to this Agreement and copies of the certificates or articles of incorporation and all amendments thereto and the by-laws, as amended, of the Company. The minute and stock record books of the Company contain true, correct and complete copies of the records of all meetings and consents in lieu of a meeting of the Board of Directors (and any committee thereof and voting shareholders of the Company since the dates of their incorporation).

               (b) The stock ledger and transfer books of the Company are complete and correct and properly reflect all transfers of the capital stock of the Company.

        3.24    Tax Matters.

               (a) Except as disclosed on Schedule 3.24, the Company has timely filed (after giving effect to all extensions) all of its federal, foreign, state and local Tax Returns required to be filed on or before the date hereof. All Tax Returns filed by the Company are true, correct and complete and the Company has timely paid all Taxes shown to be due and payable on such Tax Returns or on any Tax statement (including real estate tax statements) to the extent that the same have become due and payable on or before the Closing. Except as disclosed on
Schedule 3.24, the Company has complied in all respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and has timely and properly collected or withheld and timely paid over to the proper governmental authorities all Taxes required to be so collected or withheld and paid over. Since January l, 1993, the Company has not been a member of any affiliated, consolidated, combined or unitary group, or joined with any other entity in the filing of a consolidated or combined Tax Return.

               (b) The Sellers have delivered, or caused to be delivered, to the Buyer copies of all federal, state and local income and franchise Tax Returns of the Company for all periods ending in calendar years 1993, 1994 and 1995, together with copies of all reports of federal, foreign, state, and local Tax authorities relating to any audit or examination of such Tax Returns or any action or proceeding assessment or collection relating thereto. Except as set forth in Schedule 3.24, the Company is not a party to, and is not expected to become a party to, any pending or threatened audit, examination, action or proceedings, assessment or collection of Taxes by any governmental authority relating to the business and operations of the Company.

               (c) Except as set forth in Schedule 3.24, there are no Tax sharing agreements to which the Company is a party or by which the Company is affected and the Company does not have any liability to any Seller or to any taxing authority or third party for or with respect to Taxes for any taxable period ending on or prior to Closing, except as set forth in this Agreement. No statute of limitations with respect to the assessment or collection of any Tax of the Company has been waived or extended. The Company is not a "consenting corporation" under section 341(f)(1) of the Code. The Company has never made or been required to be treated as having made an election under section 338 of the Code. The Company is not a party to any contract which may require any payment which will not be deductible under section 280G of the Code and no such payment has been made by the Company.

               (d) For purposes of this Agreement, the term "Taxes" shall mean all taxes, levies or other like assessments, charges or fees (including water, sewer and garbage assessments, charges or fees), and shall include, without limitation, any and all income, gross receipts, excise, property, sales, use, ad valorem, transfer, profits, severance, stamp, occupation, capital stock, occupancy, license, payroll, withholding, employment, unemployment, estimated, social security and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof on the Company and/or its business activities; and such term shall include any interest, penalties or additions to tax attributable to such assessments.

               (e) For purposes of this Agreement, the term "Tax Returns" shall mean all returns (including information returns and amended returns), declarations, reports, estimates and statements regarding Taxes, which are or were required to be filed under federal, foreign, state or local law or which were actually filed.

        3.25    Compliance with Laws; Permits. Etc.

               (a) Except as described in Schedule 3.25, the Company is in material compliance with, and no material default or material violation exists under laws applicable to the business, operations and properties of the Company, which would have a material adverse effect on the Company (including, but not limited to, the federal Occupational Safety and Health Administration and all laws, rules and regulations relating thereto), and the Company has received no notice of any action, suit, proceeding, hearing, demand or notice, and the Sellers have no knowledge of any investigation, charge, complaint or claim, being filed or commenced against the Company alleging any material failure so to comply. The Company is not, and none of the transactions contemplated under this Agreement are, subject to any existing judgment, order or decree entered in any lawsuit, governmental or legal proceeding, and, to the Sellers' knowledge, no investigations by any governmental authority, have been conducted (other than by the Sellers or the Company) during the two years prior to the date of this Agreement, in connection with the Business, other than an audit currently being performed by the Internal Revenue Service. The Company has duly filed all material reports and returns required to be filed with governmental authorities and obtained all material governmental or regulatory permits and licenses and all other material governmental consents which are required in connection with and related to the Business, with the exception of filing a Certificate of Authority to do business in the State of Florida. Such permits, licenses and consents are in full force and effect, will remain in full force and effect after the Closing, and no proceedings for the suspension or cancellation of any of them is pending or, to the knowledge of the Sellers, threatened. Schedule 3.25 contains a complete list or description or all of such permits, license and consents.

               (b) To the knowledge of each of the Sellers, all of the products manufactured or sold by the Company or in connection with the Business are fit for the use or uses intended, have been manufactured, produced, distributed and sold in all material respects in compliance with all laws and requirements of laws.

        3.26 Conflicts. Except as set forth in Schedule 3.26, neither of the Sellers nor any officer or director of the Company (a) has or within the past three (3) years has had any direct or indirect interest in (i) any entity which transacts any business with the Company or (ii) any property, asset or right that is used in the conduct of the Business of the Company or (b) has or within the past three (3) years has had any contractual relationship with the Company, other than such relationship as relates to being such officer or director of the Company.

        3.27 Customers and Suppliers. Schedule 3.27 (i) sets forth a list of the sales of the Company for the twelve (12) month period ended December 31, 1995, and indicates the approximate total sales to each of the 25 largest customers of the Business during said period; and (ii) sets forth a list of the 25 largest suppliers of the Business during the same period. Except as set forth in Schedule 3.27, there has not been any material adverse change in the business relationship of the Company with any such customer or supplier, and neither of the Sellers is aware of any threatened loss of any such customer or supplier or the basis for any such loss. Neither of the Sellers nor the Company has any Contracts with any such customers or suppliers, other than Material Contracts. To the knowledge of each of the Sellers, the consummation of the transactions contemplated by this Agreement will not result in any customer or supplier materially reducing or terminating its business with the Company. The business relationship of the Company with each such customer or supplier is an arms' length relationship and no affiliation, relationship or transaction (financial or otherwise) exists or has existed, directly or indirectly, between any such parties (or officers, directors, employees or agents of such parties) except as is expressly described in the Material Contracts relating thereto.


        3.28 Labor Matters. There are no labor strikes, slowdowns or stoppages or other labor troubles pending or threatened with respect to the employees of the Company; no representation questions exist; no collective bargaining agreement binding on the Company restricts the Company from relocating or closing any or all of its business or operations; there are no grievances asserted which might have an adverse effect upon the Business, or the financial condition or prospects of the Company, nor is there pending any arbitration proceeding arising out of or under any labor union agreement; and the Company has not experienced any work stoppage during the last three (3) years.

        3.29 Bank Accounts. Schedule 3.29 sets forth the names and locations of all banks, depositories and other financial institutions in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

        3.30 Officers and Directors. Schedule 3.30 sets forth the names and titles of the directors and officers of the Company.

        3.31 Employees. Schedule 3.31 contains a list of all persons receiving compensation from the Company or any affiliates of the Company in excess of $15,000 per annum and a description of the compensation and the components thereof of which each such person presently is or in the future will be entitled. None of such persons has indicated to the officers of the Company any intent to leave the employ of the Company.

        3.32 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other equity or ownership interest or investment in any business or other entity. At Closing, the Company will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other equity or ownership interest or investment in any business or entity.

                3.33 Product Claims. No product liability claim is pending or, to the knowledge of the Sellers, threatened (a) against the Company or against any other party with respect to the products of the Business or (b) with respect to Inventory in the Company's possession on the Closing Date. Schedule
3.33 lists all service and product liability claims seeking damages in excess of $1,000 asserted against the Company (or in respect of which the

Company received notice) with respect to the products of the Business or the Company during the last three (3) years; and the claims not listed on Schedule
3.33 do not aggregate more than $5,000.

                3.34 Warranties and Returns. Schedule 3.34 sets forth a summary of the present practices and policies followed by the Company with respect to warranties and returns of any products manufactured or sold by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 3.34, there is not presently, nor has there been since January l, 1993, any failure or defect in any product sold by the Company that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product, nor has there been any acceptance of returned or defective goods of the Company in excess of $10,000 in the aggregate for all such transactions with respect to products sold by them during the three-year calendar period ended December 31, 1995, nor will returned or defective goods exceed $10,000 in the aggregate with respect to products of the Business sold during the three-year period commencing on the Closing Date and such returned or defective goods will be limited to those customary and in the ordinary course of business.

        3.35 No Brokers. Neither the Sellers nor the Company has retained or utilized the services of any broker, finder or other similar agent or representative in connection with the transactions contemplated by this Agreement.

        3.36 Absence of Certain Business Practices. Neither of the Sellers nor any officer, director, employee or agent of the Company or any other person acting on the Sellers' behalf or the Company's behalf, has, directly or indirectly, within the past three (3) years, other than in the ordinary course of business, given or agreed to give any significant gift, inducement or similar benefit to any customer, vendor, supplier, distributor, manufacturer, producer or other third party doing business (or which has done business) with the Company or with whom the Company is doing (or has done) business or any other person who is may be in a position to help or hinder the Business (or assist the Company in connection with any aspect of its Business) which (a) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) if not continued in the future, might materially and adversely affect the Company's assets, Business or its operations or prospects or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding or (c) would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or similar law.

        4.      Representations   and   Warranties  by  the  Buyer.   The  Buyer
represents and warrants to the Sellers as follows:

        4.1 Authority of the Buyer. The Buyer has the full corporate power and authority to enter into and perform each of the Acquisition Documents to which it is a party. The execution and delivery of each of the Acquisition Documents to which the Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize each of the Acquisition Documents to which it is a party or the consummation of the transactions contemplated thereby.

        4.2 Enforceability. Each of the Acquisition Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer enforceable against it in accordance with its terms, except that such enforcement may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally, (b) equitable rules or principles affecting the enforcement of obligations generally whether at law or in equity or (c) the exercise of the discretionary powers of any court before which may be brought any proceeding seeking equitable remedies, including without limitation specific performance and injunctive relief.

        4.3 Existence and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as conducted and operated. The Buyer is duly qualified to conduct business and is in good standing in each jurisdiction wherein it is required to be qualified under the laws of such jurisdiction.

        4.4 Consents and Approvals; No Violation. The execution, performance and delivery by the Buyer of each of the Acquisition Documents, the consummation by the Buyer of the transactions contemplated thereby and the compliance by the Buyer with the provisions thereof will not (a) require the Buyer to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the charter or by-laws of the Buyer; (c) conflict with, violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Buyer is a party, or by which it or any of its properties or assets may be bound, except for such as to which requisite waivers or consents either have been obtained (and copies thereof delivered to the Sellers) or the obtaining of which has been expressly waived in writing by the Sellers; (d) conflict with, result in a breach or violation of, or constitute a default under any agreement applicable to the Buyer, to which the Buyer may be party or by which the Buyer may be bound or affected; (e) result in the creation of any Lien on any asset of the Buyer;
(f) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority, applicable to the Buyer; or (g) violate any statute, law, rule or regulation applicable to the Buyer.

        4.5 No Brokers. The Buyer has not retained or utilized the services of any broker, finder or other similar agent or representative in connection with the transactions contemplated by this Agreement.

        4.6 Buyer's Inspection, Etc. Buyer acknowledges that it has had the opportunity to inspect Company's premises and to conduct its due diligence investigation and is not relying upon any representations, warranties or promises other than those set forth in this Agreement it being understood, however, that Buyer's due diligence activities do not limit its right to rely on the written representations, warranties, covenants and agreements of the Sellers herein.

        5.      Further Agreements of the Parties.

        5.1 Certain Pre-Closing Acts of the Company. Except as otherwise provided in or contemplated by this Agreement or agreed to by the Buyer in writing or as set forth in Schedule 5.1, neither of the Sellers shall, during the period from the date hereof to and including the Closing Date, permit the Company to:

               (a) allow any of its assets to be subjected to any Lien, except in the ordinary course business;

               (b) sell, transfer, lease, license, abandon or dispose of any of its assets, or agree to do any of the foregoing, except for the sale of inventory in the ordinary course of business consistent with past practice;

               (c) borrow any money, incur any debt for borrowed money, guarantee any debt, incur any liability or agree to any of the foregoing where the payments to be made by it would exceed $5,000 individually or $25,000 in the aggregate, except for borrowings or liabilities incurred in the ordinary course of business consistent with past practice;

               (d) other than in the ordinary course of business and pursuant to customary arrangements consistently followed and except as required by law or the terms of any of the employee benefit plans set forth on Schedule 3.21, institute or amend, or agree to institute or amend, any bonus, pension, option, deferred compensation, retirement payment, profit sharing or like arrangement to or for the benefit of any of its employees, officers, directors, agents or consultants;

               (e) except as set forth on Schedule 3.18, increase the compensation payable or to become payable to any of its directors, employees, officers, agents or consultants, other than raises in the ordinary course of business;

               (f) enter into or amend, or agree to enter into or amend, any employment agreement (other than employees at will) or severance agreement with any employee;

               (g) make any change in any of its present accounting methods or practices;

               (h) issue or sell, or agree to issue or sell, any shares of its capital stock, or issue or sell, or agree to issue or sell, any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

               (i)   effect,   or  agree  to   effect,   any   recapitalization,
reclassification, stock dividend, stock split or like change in capitalization;

               (j) declare, pay or make, or set aside for payment or making, any dividend or other distribution in respect of its capital stock or redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any of its capital stock;

               (k) settle or agree to settle, any claim, action, suit or proceeding involving the payment or receipt by it of more than $5,000;

               (l) enter into any contract, lease, agreement, arrangement, understanding or commitment, or incur or agree to incur any liability or make any capital expenditure, in any instance where the payments to be made by it would exceed $5,000 individually or $10,000 in the aggregate (other than for purchase of raw materials or inventory in the ordinary course of business and consistent with past practice and for binding commitments made prior to the date hereof);

               (m) except for the extension of credit to customers purchasing goods in the ordinary course of business, loan or advance, or agree to loan or advance, any sum of money to any party;

               (n) amend its articles of incorporation or by-laws;

               (o) dissolve or liquidate itself or acquire, merge or consolidate with or into any other corporation or entity;

               (p) except as expressly permitted under this Agreement, pay any debt that at any time may be due and owing by it to any Seller or any of affiliate of a Seller other than in the ordinary course of business consistent with prior practice;

               (q) directly or indirectly purchase or otherwise acquire, hold or invest in the securities of any person, or enter into any partnership, joint venture or other entity or business arrangement with or make any equity investment in any person, or offer or agree to do so, except for: (i) securities issued or guarantied by the United States of America; (ii) deposits in domestic commercial banks that have, or are members of a group of domestic commercial banks that has, consolidated total assets of not less than $1,000,000,000, or investments in the certificates of deposit, commercial paper or other permissible market rate instruments offered by any such bank, the holding companies of any such banks or any subsidiary of any such holding companies;
(iii) normal business banking accounts in federally  insured  institutions;  and
(iv) commercial paper or other debt securities rated not less than "A" or its equivalent by Standard & Poor's Corporation or Moody's Investors Service; or

               (r) make or revoke any Tax election that may adversely affect any Tax payable by the Company.

        5.2 Transactions with Affiliates. Except for (a) cash salaries, bonuses and management fees paid by the Company to the Sellers after December 31, 1995 at the same annual rate as previously paid during the same period during the previous year or (b) pursuant to raises given on or after January l, 1996 in the ordinary course of business and as disclosed on Schedule 3.18 or (c) other permitted transactions described on Schedule 5.2, the Sellers shall not permit the Company to directly or indirectly enter into any transaction or other business dealings with, or use any asset or property belonging to, any affiliate of the Company.

        5.3 Payment of Taxes Etc. The Sellers shall, on behalf of the Company (a) duly and timely file (or cause to be filed) all Tax Returns required to be filed by, on behalf of or including the Company from and after the date hereof and on or before the Closing Date (taking into account valid extensions of the time to file), (b) timely pay (or cause to be paid) all Taxes with respect to each such Tax Return and (c) from and after the date hereof and continuing to and including the Closing Date, timely withhold or collect, and pay over (or cause to be withheld, collected and paid over) to the proper taxing authority all Taxes required to be so withheld, collected and paid over for which the Company is or may be liable. The Sellers covenant that such Tax Returns shall be true, complete and correct in all material respects and the Sellers shall furnish the Buyer with a copy of each such Tax Return before it is filed. The Company shall not make, amend or revoke any election with respect to any Tax matter without the prior written consent of Buyer. The Sellers shall promptly notify Buyer of any application for extension of time to file any Tax Return. The Sellers shall cause the Company to reserve all Taxes in accordance with GAAP in the aggregate adequate to cover any and all Taxes (whether or not disputed and whether or not due) of the Company with respect to all taxable periods ending on or before the Closing Date computed as of the last day of the taxable period, including all Taxes arising out of transactions entered into or factual matters existing prior thereto. Each of the Sellers shall continue to be responsible for filing his own Tax Returns and paying his, her or its own Taxes, with respect to all periods, either before or after the Closing, and Buyer shall have no liability therefor.

        If any claim for Taxes relating to the Company involving a tax year which ends on or before or includes the Closing Date is asserted in writing against the Company, the Buyer shall notify the Sellers promptly after receipt of such notice, and shall provide the Sellers with copies of all documents relating to such claim. If any Seller receives any communication from a taxing authority which could affect the Tax liability of the Company for any period, the Sellers shall promptly notify the Buyer in writing of such fact and shall provide the Buyer with copies of all documents relating to such claim.

        The parties shall cooperate fully with each other in connection with any Tax audit or proceeding of any Company taxable period that ends on or before or includes the Closing Date.

        5.4     Access to Books and Records; Due Diligence.

               (a) From and after the date hereof, at all reasonable times as the Buyer may request, the Sellers shall permit representatives designated by the Buyer, in a manner not materially disruptive to the Business, for the purpose of performing due diligence with respect to the Company and its Business, to (i) have full and unrestricted access to the premises, properties, operations, books, records, contracts, and documents (including financial, tax, budget, projections, auditors' work papers and such other information as the Buyer may reasonably request) of and pertaining to the Company, (ii) make copies of, or excerpts from, those books, records, contracts and documents and (iii) discuss the accounts, assets, Business, operations, properties or condition, financial or otherwise, of the Company with its respective officers, directors, employees, accountants, attorneys and agents.

               (b) At the Closing, all of the books and records relating to the Company will be at the main office of the Company at 99 Seaview Boulevard, Suite 312, Port Washington, New York 11005. After the Closing, the Buyer and the Sellers shall make reasonably available to the other upon notice and during normal business hours (including, with respect to clause (i) below, the right to make copies) (i) any and all such books and records including, without limitation, any as are reasonably necessary to respond to inquiries regarding the Company from regulatory authorities, or to defend claims or otherwise indemnify the Sellers or the Buyer, as the case may be, under the terms of this Agreement or to prepare required financial statements, and (ii) in connection with the other party's review of any such books and records and preparation of financial statements, any and all personnel as are reasonably requested by such other party, who will render all assistance as may reasonably be requested in that regard without cost or expense to the other party; provided, however, that the party conducting such investigation shall pay all out-of-pocket costs and expenses with respect thereto. For a period of seven (7) years following the Closing Date, neither the Sellers nor the Buyer shall dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the other party to permit it or him at its/his expense, to examine, duplicate or repossess such books and records.

        5.5     Payment of Certain Costs, Expenses, Etc.

               (a) From and after the date of execution of this Agreement, except for up to $100,000 of fees incurred by professionals on behalf of the Sellers and the Company, the Sellers shall not permit the Company to incur (whether by actual payment or accrual) any costs or expenses for legal, accounting or other professional fees and disbursements of such professionals in connection with the transactions contemplated by this Agreement.

               (b) Except as set forth in Section 5.5(a) above, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that nothing contained in this Section 5.5(b) shall relieve any party of any liability for a breach of a covenant set forth in this Agreement.


        5.6 Consents. Each of the parties hereto will use his or its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not constitute a limitation upon the covenants and obligations of any of the Sellers and the Buyer otherwise expressly set forth in this Agreement. In addition, the Company will file a Certificate of Authority to conduct business in Florida prior to the Closing.

        5.7 Filings. The Buyer and the Sellers shall each cause to be made, as promptly as practicable, any necessary filing and submissions under the laws of any domestic or foreign jurisdiction to the extent to which the provisions thereof are applicable to each party in connection with the transactions contemplated by this Agreement and each will cooperate with the other in causing all such filings and submissions to be made timely.

        5.8 Additional Agreements. Each of the parties hereto agrees to use its or his best efforts to take, or cause to be taken all reasonable action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

        5.9 Consulting Agreements. In consideration of the payment of the Purchase Price by the Buyer to the Sellers hereunder, as part of the reason the Buyer is entering into and executing this Agreement and in view of the relationship of the individual Sellers, at the Closing, each Seller shall enter into a consulting agreement with the Company and/or the Buyer (pursuant to which the Company and/or the Buyer will obtain the right to each Seller's consulting services) each of which (a) will be substantially in the form of Exhibit B hereto (the "Consulting Agreements") and (b) each of which will contain confidentiality, non-competition and non-solicitation provisions.

        5.10 Repayment of Certain Debt and Receivables. At or prior to the Closing, (a) the Sellers shall cause all amounts owing to the Company from any of the Sellers to be repaid in full to the Company and (b) the Sellers shall cause the Company to repay to the Sellers all amounts owing by the Company to the Sellers.

        5.11 Exclusive Dealing Period. Sellers agree that from and after the date of execution of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Section 9 below, Sellers will not, and will not permit the Company, to solicit, encourage or discuss any Acquisition Proposal (as defined below) or supply any non-public information concerning the Company, the Business, the Company's assets and properties, or any other matter pertaining to the Company's operations to any person who may be contemplating an Acquisition Proposal, or disclose to any person (other than representatives and legal and accounting advisors on strictly a "need-to-know" basis, and then only if they agree to be bound by the terms of this Section 5.11) the existence or terms of this Agreement or the discussions between the Sellers, the Company and the Buyer. An "Acquisition Proposal" is any proposal, other than the transactions contemplated in this Agreement, for (a) any merger or other business combination involving the Company or (b) the acquisition (by whatever means) of more than twenty percent (20%) of (i) the stock of the Company or (ii) the assets of the Company or (c) dissolution or liquidation of the Company.


        5.12 Cooperation in Obtaining Audited Financial Statements Following the Closing Date. For a period of twelve (12) months immediately following the Closing Date, Sellers agree to (a) cooperate with, reasonably assist and to furnish to the Buyer such financial and operating data and such other financial information as Buyer shall reasonably request form to time for the purpose of preparing audited financial statements of the Buyer for periods ending on prior to the Closing Date and (b) provide management representations to Buyer's auditors with respect to the Financial Statements provided that such auditors apply GAAP on a basis consistent with the Company's standard practices for the periods preceding the Closing Date.

        5.13 Escrow Agreement. Simultaneously with the execution of this Agreement, each of the Sellers, the Escrow Agent and the Buyer shall execute and deliver the Pre-Closing Escrow Agreement, and the Buyer shall pay the Initial Deposit to the Escrow Agent as provided for in Section 1.3(a) above. At Closing, each of the Sellers, the Escrow Agent and the Buyer shall execute and deliver the Closing Escrow Agreement and the Buyer shall deliver the Closing Deposit to the Escrow Agent as provided for in Section 1.4(b) above.

        5.14 Schedules Updates. Sellers shall be permitted to update, edit, amend, add items to delete items from or otherwise change the Schedules attached hereto (which shall be marked "DRAFT - June 27, 1996") at any time on or before the date which is five (5) business days prior to the Closing Date, such changes to give effect only to corrections or omissions to the Schedules as of the date of this Agreement. The Sellers shall promptly deliver any and all updated Schedules to the Buyer; provided, however, that the Sellers shall deliver the final Schedules to the Buyer (which shall be marked "Final Schedules") no later than five (5) business days immediately prior to the Closing Date and shall have no right to further update, amend, add items to, delete items from or otherwise change such Final Schedules after their delivery to the Buyer.

        6.      Closing Conditions.


        6.1 Conditions to Obligation of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or the waiver in writing by the Buyer, at or prior to the Closing, of the conditions set forth below. Each of the Sellers shall use all reasonable efforts to cause each of those conditions to be satisfied.

               (a) Each of the Sellers shall have executed and delivered to the Buyer his respective Consulting Agreement.

               (b) All amounts owing to the Company by either of the Sellers shall have been cancelled or otherwise terminated, by such means as are acceptable to the Sellers and the Company in their sole and absolute discretion.

               (c) All amounts owing to either of the Sellers by the Company shall have been repaid in full.

               (d) The Buyer shall have received the opinion of Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C. in substantially the form of Exhibit C-1 (the "Opinion of Sellers' Counsel").

               (e) The Buyer shall have received the opinion of Howrey & Simon in substantially the form of Exhibit C-2 (the "Opinion of Sellers' HSR Counsel").

               (f) The Buyer shall have received all closing documents referred to in Section 7.1 below (such documents to be in form and substance satisfactory to the Buyer and its counsel) and all corporate, legal and other proceedings and related matters in connection with the execution, delivery and performance of this Agreement shall have been reasonably satisfactory to such counsel.

               (g) The Buyer shall have received the written resignations of each officer and each director of the Company.

               (h) The Buyer shall have closed the financing of the transactions herein contemplated on terms and conditions and in such amounts as shall be acceptable to the Buyer, in its sole and absolute discretion.

               (i) There shall be no order, decree or injunction of a court of competent jurisdiction which prevents or delays the consummation of the transactions contemplated by this Agreement.

               (j) The Buyer shall have received from the Escrow Agent the Pre-Closing Deposits and the earnings thereon through the Closing Date pursuant to Section 1 above.

               (k) The Buyer shall have received the executed Termination of the Shareholder's Agreement dated July 1, 1994, between Larry Pallini and Vincent Carbone.

               (l) The Buyer shall have received from each of Larry Pallini and Christine Tsaktsiris written withdrawals resigning as signatories to the Company's bank accounts set forth on Schedule 3.29.

        6.2 Conditions of the Sellers to Closing. The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment, or the waiver in writing by the Sellers, at or prior to the Closing, of the conditions set forth below. The Buyer shall use all reasonable efforts to cause each of those conditions to be satisfied.

               (a) The Sellers shall have received all of the payments to be paid at the Closing pursuant to Section 1 above.

               (b) The Company shall have executed and delivered the Consulting Agreements with each of the Sellers.

               (c) The Sellers shall have received the opinion of Brownstein Hyatt Farber & Strickland, P.C. in substantially the form of Exhibit D (the "Opinion of Buyer's Counsel").

               (d) The Sellers shall have received all closing documents referred to in Section 7.2 below (such documents to be in form and substance satisfactory to the Sellers and their counsel) and all corporate, legal and other proceedings and related matters in connection with the execution, delivery and performance of this Agreement shall have been reasonably satisfactory to such counsel.

               (e) There shall be no order, decree or injunction of a court of competent jurisdiction which prevents or delays the consummation of the transactions contemplated by this Agreement.

               (f) All waiting periods under any law, regulation, rule or order applicable to any of the transactions contemplated by this Agreement shall have expired or been terminated.

               (g) Each Seller shall have received an unqualified written release ("Chase Release") from the Chase Manhattan Bank with respect to the Company's obligations to the Chase Manhattan Bank ("Chase Manhattan Bank Obligations) or such obligations shall be satisfied by the Closing Date.

        7.     Deliveries at Closing.

        7.1 Deliveries by the Buyer. At the Closing, the Buyer will deliver, or cause to be delivered, to the Sellers (or the Escrow Agent, as the case may be) the following items:

               (a) bank, certified or cashiers checks or wire transfers for all payments to be made to the Sellers, and the Closing Deposit to be made to the Escrow Agent, pursuant to Section 1 above;

               (b) the Opinion of Buyer's Counsel;

               (c) the Consulting Agreements with each of the Sellers duly executed by the Company;

               (d) a certificate as to the continuing accuracy of the representations and warranties of the Buyer and the performance by the Buyer with the covenants required to be performed by the Buyer at or prior to the Closing, dated as of the Closing Date, in the form of Exhibit E, duly executed by the Buyer;

               (e) a certificate, dated as of the Closing Date, executed by the Secretary of the Buyer, certifying the respective certificate or articles of incorporation and by-laws and the incumbency of the officers of the Buyer;

               (f) such other certificates and other evidence as Sellers may reasonably request; and

               (g) the Chase Release shall have been delivered to each of the Sellers or the Chase Manhattan Bank Obligations shall have been repaid, as the case may be.

        7.2 Deliveries by the Sellers. At the Closing, the Sellers will deliver or cause to be delivered to the Buyer the following items:

               (a) stock certificates evidencing the Acquired Shares, with stock transfer powers duly endorsed in blank and free and clear of all Liens;

               (b) the Opinion of Sellers' Counsel and the Opinion of Sellers' HSR Counsel;

               (c) a certificate as to the continuing accuracy of the representations and warranties of the Sellers and the performance by the Sellers with the covenants required to be performed by the Sellers at or prior to the Closing, dated as of the Closing Date, in the form of Exhibit F duly executed by the Sellers;

               (d) "good standing" documents, including certifications by each of their respective jurisdictions of incorporation and qualification, of the current payment of taxes and of the valid incorporation and good standing of the Company;

               (e) a certificate, dated as of the Closing Date, executed by the Secretary of the Company, certifying the by-laws and incumbency of the officers of the Company;

               (f) a copy, certified by the Secretary of State of the state of the Company's incorporation, of the Company's certificate of incorporation and all amendments thereto;

               (g) resignations of each of the officers and directors of the Company;

               (h) the Consulting Agreements with the Sellers, duly executed by the Sellers; and

               (i) such other certificates and other evidence as Buyer may reasonably request.

        7.3 Deliveries by the Escrow Agent. At the Closing, the Escrow Agent will deliver or cause to be delivered to the Buyer the Pre-Closing Deposits and the earnings thereon through the Closing Date.

        8.      Indemnification.

        8.1     Survival of Representations, Warranties and Agreements.

               (a) Subject to Section 8.1(c) below, all representations, warranties, covenants and agreements of the parties contained in any Acquisition Document shall survive the Closing and any investigation at any time made by or on behalf of any other party and, if any representation, warranty or covenant of any party hereto is incorrect as of May 1, 1996, the consummation of this Agreement shall be without prejudice to the rights of the other parties hereto pursuant to this Agreement.

               (b) As used in this Section 8, any reference to a representation, warranty, covenant or agreement contained in any Section of this agreement shall also mean a representation, warranty, covenant or agreement in each and every Acquisition Document.

               (c) Notwithstanding the provisions of Section 8.1(a) above, all representations and warranties of the parties contained in any Acquisition Document shall expire, terminate and be of no force and effect (nor provide the basis for any claim) and no party shall have any obligation to indemnify under this Section 8 unless written notice of any claim resulting from any breach thereof is received prior to two (2) years after the date hereof; provided, however, that:

                              (i) with respect to claims resulting from a breach
of any covenant or agreement or of any representation or warranty of any of the Sellers under any Acquisition Document relating to Taxes (including under Sections 3.24, 5.1 or 5.3 hereof) (a "Tax Claim"), written notice of any such Tax Claim must be received prior to the expiration of the statutory period during which a taxing authority may bring a claim against any Company or with respect to any other property or right acquired for Taxes which are the subject of any such Tax Claim and the Buyer or the Company shall have the right to extend any such statutory period;

                              (ii)  with  respect  to  claims  resulting  from a
breach of any covenant or of any representation or warranty contained in any of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 or 3.33 hereof, no such time limitation shall be applicable (except the applicable statute of limitations for a claim thereunder);

                              (iii)  with  respect  to claims  resulting  from a
breach of any covenant or agreement or of any representation or warranty of any of the Sellers under any Acquisition Document relating to employee benefit plans (including under Sections 3.21, 3.31 or 5.1(d) hereof) (a "Benefits Claim"), written notice of any such Benefits Claim must be received prior to six (6) years after the date hereof;

                              (iv)  with  respect  to  claims  resulting  from a
breach of any covenant or agreement or of any representation or warranty of any of the Sellers under any Acquisition Document relating to environmental matters (including under Sections 3.22, or 5.1) (an "Environmental Claim"), written notice of any such Environmental Claim must be received prior to six (6) years after the date hereof; and

                              (v) with  respect  to any  claim of  actual  fraud
against a Seller, no such time limitation shall be applicable.

        8.2    Indemnification by the Sellers.

               (a) The Sellers each shall, jointly and severally, indemnify, defend and hold the Buyer, the Company (after the Closing Date) and any director, officer, employee, agent, advisor, parent, shareholder, subsidiary or affiliate of the Buyer (each a "Buyer Indemnitee") harmless from, against and with respect to any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charge or expense, including, without limitation, interest, penalties and reasonable counsel and accountants' fees, disbursements and expenses (collectively, "Indemnifiable Losses") arising out of, or related to, any breach by any of the Sellers of any representation or warranty made by any of the Sellers in this Agreement, or the failure on the part of any of the Sellers to fully, faithfully and timely perform all covenants to be performed by them or him under this Agreement.


               (a) Notwithstanding the foregoing, (i) no claim shall be made under this Section 8.2 if the Closing occurs on or before July 15, 1996, unless and until such claims exceed $100,000, at which point the Sellers shall be liable for any amounts in excess of $50,000, (ii) no claim shall be made under this Section 8.2 if the Closing occurs after July 15, 1996, unless and until such claims exceed one percent (1%) of the Purchase Price, at which point the Sellers shall be liable for any amounts in excess of $50,000, and (iii) except as stated in the following sentence, in no event (except for actual fraud) shall any Seller be liable for more than the amount of consideration received by him (as applicable) under this Agreement.

        8.3 Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend and hold each Seller, his heirs and assigns, harmless from, against and with respect to any and all Indemnifiable Losses arising out of, or related to, (i) any breach by the Buyer of any of the representations or warranties made by the Buyer in this Agreement or any Acquisition Document, or the failure on the part of the Buyer to fully, faithfully and timely perform all covenants to be performed by it under this Agreement or any Acquisition Document or arising from the conduct of the business or operations of the Company so occurring on or after the Closing or (ii) any allegation or claim made against either of the Sellers relating to the Company's proposed financing contemplated by this Agreement, including but not limited to any Indemnifiable Losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission in any of the offering documents related thereto.

        8.4     Procedure for Indemnification for Third Party Claims.


               (a) If a party entitled to be indemnified pursuant to this Agreement (an "Indemnitee") receives notice of the assertion by a third party of any claim or of the commencement by any such person of any action or proceeding (a "Third Party Claim") with respect to which another party hereto (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee and shall provide the Indemnifying Party with a reasonable right to cure the same. The rights of the Indemnitee to be indemnified or compensated hereunder in respect of any Third Party Claim will only be affected by its failure to give prompt notice to the Indemnifying Party of such Indemnitee, in its reasonable discretion, believes that because of its relationship with the third party it must participate therein, then in such event the participation of the Indemnitee shall be at the expense of the Indemnifying Party. The Indemnitee shall make available to the

Indemnifying Party during normal business hours and for reasonable periods, any personnel and any books, records or other documents within its control that are necessary or appropriate for such defense.

               (b) If the parties are unable to resolve their differences with respect to a Third Party Claim within ten (10) days after the Indemnitee notifies the Indemnifying Party of such Third Party Claim, the Indemnifying Party shall either:

                              (i) assume full  responsibility  for such event or
claim after first either delivering to the Indemnitee (A) a complete written release from all concerned parties of any liability of the Indemnitee in form and substance satisfactory to the Indemnitee or, (B) in some other manner providing evidence satisfactory to the Indemnitee confirming the Indemnifying Party's obligation to hold the Indemnitee harmless from such Third Party Claim; or

                              (ii) assume the defense of such Third Party Claim;
provided, however, that the Indemnifying Party may not settle or compromise any Third Party Claim unless it first delivers to the Indemnitee a complete written release in the manner described in Section 8.4(b)(i) above; and if the Indemnifying Party elects to compromise or settle the Third Party Claim, the Indemnitee may nonetheless participate in the defense of such Third Party Claim and retain its own legal counsel and the Indemnifying Party shall be responsible for the payment of the reasonable expenses of the Indemnitee's legal counsel; or

                              (iii) permit the  Indemnitee  to resist or dispose
of any liability of the Indemnifying Party from such Third Party Claim in such manner as the Indemnitee deems appropriate through negotiation, settlement or litigation and the Indemnifying Party shall be responsible for the payment of all such negotiation, settlement and/or litigation costs and all of the Indemnitee's legal expenses associated therewith within five (5) business days after receiving written notice thereof from the Indemnitee.

        8.5     Procedure for Indemnification for Party Claims.

               (a) Any claim on account of a Indemnifiable Loss which does not result from a Third Party Claim (a "Party Claim") shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of thirty (30) days after the Indemnitee notifies the Indemnifying Party of such Party Claim, within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party responds within such 30-day period and rejects such claim in whole or in part, the parties agree to submit 35 their dispute to the American Arbitration Association ("AAA") for resolution within ten (10) days after the termination of such 30-day period. Each party to a Party Claim (treating the Sellers together as one party for this purpose) shall be entitled to select one arbitrator. The two arbitrators selected by the Buyer and the Sellers shall select a third arbitrator. The three-arbitrator panel shall render its decision within sixty (60) days of the date that a Party Claim is submitted to them for resolution. The decision of the AAA three-member arbitration panel shall be final, binding on, conclusive with respect to and non-appealable by the parties. In addition, the three-member arbitration panel shall award legal fees and costs to the prevailing party in the arbitration.

        8.6 Right of Set-Off; Remedies Cumulative. Subject to the limitations set forth in the Acquisition Documents, and in Section 8 of this Agreement, the Buyer shall have the right to set-off the amount of any and all Indemnifiable Losses (subject to the $100,000 threshold amount referred to in Section 8.2 above) against any sums otherwise payable to any of the Sellers, hereunder or under any other Acquisition Document. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

        9.      Termination.

        9.1 Termination. This Agreement may be terminated at any time prior to the Closing by mutual consent of the Buyer and the Sellers. The Buyer shall have the right to terminate this Agreement at any time on or before the scheduled Closing Date in the event Buyer shall not have closed the financing of the transactions contemplated herein on terms and conditions and in such amounts as shall be acceptable to the Buyer in its sole and absolute discretion.

        9.2     Effect of Termination.

               (a) Except as otherwise expressly provided herein, upon the termination of this Agreement in accordance with Section 9.1 above, this Agreement shall forthwith become null and void, without any liability on the part of either party hereto, or any subsidiaries or affiliate of or any officer, directors or employees of either party to the other; provided, however, that nothing herein shall relieve any party of any liability after Closing for a breach of any representation, warranty or covenant set forth in this Agreement.

               (b) Nothing herein shall diminish the obligations of the parties to use all reasonable efforts to cause the conditions set forth in Sections 6.1 and 6.2 hereof to be satisfied.

               (c) Notwithstanding anything herein to the contrary, if the Closing shall not have occurred on or before July 15, 1996 (or any extension thereof in accordance with Section 2 hereof) as a result of the Buyer not having closed the financing of the transactions contemplated herein on terms and conditions and in such amounts as are acceptable to the Buyer, in its sole and absolute discretion, then the Sellers shall be entitled to retain and the Escrow Agent shall distribute to the Sellers, in such amounts as the Sellers indicate to the Escrow Agent in a writing signed by both of the Sellers, the full amount of the Pre-Closing Deposits, such amounts to be treated as liquidated damages for loss of a bargain and not as a penalty and Buyer shall have no further liability of any kind whatsoever for breach of this Agreement and/or failure to close the transactions contemplated herein.

        10.     Miscellaneous.

        10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of both of the Sellers and the Buyer.

        10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

        10.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be given in writing. Any notice, request, demand, claim or other communication hereunder shall be effective upon receipt and shall be addressed as follows:

        If to the Buyer, to:

                    Cosmar Corporation
                    c/o Renaissance Cosmetics, Inc.
                    635 Madison Avenue
                    New York, New York 10022
                    Attn: Thomas V. Bonoma, Chairman, President and Chief Executive Officer
                    Telephone Number:   212-751-3700
                    Telecopy Number:    212-371-7868
                with a copy to:

                    John L. Ruppert, Esq.
                    Brownstein Hyatt Farber & Strickland, P.C.
                    Twenty-Second Floor
                    410 Seventeenth Street
                    Denver, Colorado 80202-4437
                    Telephone Number:  303-534-6335
                    Telecopy Number:   303-623-1956

                If to the Sellers, to:

                    Mr. Larry Pallini
                    304A Main Street
                    Roslyn, New York 11576

                    Mr. Vincent Carbone
                    19150 Cloister Lake Lane
                    Boca Raton, Florida 33491

                with a copy to:

                    Martin Todtman, Esq.
                    Todtman, Young, Tunick, Nachamie,
                    Hendler & Spizz, P.C.
                    425 Park Avenue
                    New York, New York  10022
                    Telephone Number:  212-754-9000
                    Telecopy Number:   212-754-6262

                If to the Company, to:

                    Great American Cosmetics, Inc.
                    99 Seaview Boulevard, Suite 312
                    Port Washington, New York  11005
                    Telephone Number:  (516) 621-0010
                    Telecopy Number:   (516) 621-2980
                with a copy (prior to Closing) to:

                    Todtman, Young, Tunick, Nachamie,
                    Hendler & Spizz, P.C.
                    425 Park Avenue
                    New York, New York 10022
                    Telephone Number:  212-754-9000
                    Telecopy Number:   212-754-6262

                with a copy (after Closing) to:

                    John L. Ruppert, Esq.
                    Brownstein Hyatt Farber & Strickland, P.C.
                    Twenty-Second Floor
                    410 Seventeenth Street
                    Denver, Colorado 80202-4437
                    Telephone Number:  303-534-6335
                    Telecopy Number:   303-623-1956


        Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and legal representatives and their respective successors and permitted assigns, and shall also inure to the benefit of the investors in and the lenders to the Buyer, the Company or the Business.

        10.5 Governing Law. This Agreement shall be governed by the laws of the state of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies and all disputes hereunder shall be resolved in the state or federal courts in New York, New York.

        10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto agrees to be bound by its own facsimile signature and to accept and be bound by the facsimile signature of the other parties to this Agreement.

        10.7    Interpretation; Construction.

               (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               (b) As used in this Agreement: (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" when used in reference to any other person shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect the board of directors of such corporation are owned directly or indirectly by such other person; (iii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934;
(iv) the term "family member" of any person shall mean any direct or indirect, natural or adopted, parent, child, sibling, counsel, uncle, or aunt, or family member thereof, of such person, whether by blood, marriage, in-law status or otherwise and whether such relationship is full or in part; and (v) the term "including" shall mean "including without limitation".

               (c) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

               (d) The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

        10.8 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, schedules, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions. Any disclosure made in any Schedule delivered pursuant to this Agreement shall be deemed to have been disclosed for purposes of any other Schedule hereto; provided, however, that Seller agrees to use its reasonable best efforts to ensure that each Schedule hereto is accurate and complete in all material respects on a stand-alone basis.

        10.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the Buyer, on the one hand, and the Sellers, on the other hand, would be irreparably damaged in the event of any of the provisions of this Agreement were not performed in accordance with their specific terms or where otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

        10.10   Severability.   The  invalidity  or   unenforceability   of  any
provision hereof shall not affect the validity or enforceability of any other provision hereof.

        10.11 Press Releases and Public Announcements. No earlier than July 1, 1996, the Buyer and Sellers will issue a press release in the form annexed hereto as Exhibit G ("Press Release"). In addition, the Buyer shall concurrently file a current report on Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated by this Agreement ("Form 8- K"). Following the issuance of the Press Release and filing of the Form 8-K, the Buyer may answer questions in the trade concerning the execution of this Agreement, but the Buyer may not disclose the specific terms hereof without the prior written consent of the Sellers and the Company.

        10.12 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

        10.13 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.14 Incorporation of Schedules and Exhibits. The Schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

        11.     Definitions.

        "1995 Balance Sheet" shall have the meaning set forth in Section 3.9(a).

        "1995 Operating Statements" shall have the meaning set forth in Section 3.9(a).

        "AAA" shall have the meaning set forth in Section 8.5.

        "Acquired Shares" shall have the meaning set forth in Section 1.1.

        "Acquisition Documents" shall have the meaning set forth in Section 3.1.

        "Acquisition Proposal" shall have the meaning set forth in Section 5.11.

        "Agreement" shall mean this Stock Purchase Agreement.

        "Benefit Plans" shall have the meaning set forth in Section 3.21(a).

        "Benefits   Claim"   shall  have  the   meaning  set  forth  in  Section
8.1(c)(iii).

        "Business" shall have the meaning set forth in the introductory paragraphs hereto.

        "Buyer" shall mean Cosmar Corporation, a Delaware corporation.

        "Buyer Indemnitee" shall have the meaning set forth in Section 8.2(a).

        "Buyer's First  Extension  Election" shall have the meaning set forth in
Section 2.

        "Buyer's Second Extension  Election" shall have the meaning set forth in
Section 2.

        "CERCLA" shall have the meaning set forth in Section 3.22(d).

        "CERCLIS" shall have the meaning set forth in Section 3.22(d).

        "Capital Improvements" shall have the meaning set forth in Section 3.17.

        "Cash Portion" shall have the meaning set forth in Section 1.2.

        "Chase Manhattan Bank  Obligations"  shall have the meaning set forth in
Section 6.2(g).

        "Chase Release" shall have the meaning set forth in Section 6.2(g).

        "Closing" shall have the meaning set forth in Section 2.

        "Closing Date" shall have the meaning set forth in Section 2.

        "Closing Deposit" shall have the meaning set forth in Section 1.4(b).

        "Closing Escrow" shall have the meaning set forth in Section 1.2.

        "Closing Escrow Agreement" shall have the meaning set forth in Section 1.2.

        "Code" shall have the meaning set forth in Section 3.21(b).

        "Company" shall mean Great American Cosmetics, Inc., a New York corporation.

        "Company Common Stock" shall mean the common stock of the Company, no par value.

        "Consulting Agreements" shall have the meaning set forth in Section 5.9 and in the form attached as Exhibit B hereto.

        "Contracts" shall have the meaning set forth in Section 3.8(c).

        "Deferred Portion" shall have the meaning set forth in Section 1.2.

        "Effective Date" shall have the meaning set forth in Section 2.2.

        "ERISA" shall have the meaning set forth in Section 3.21(a).

        "Environmental Claim" shall have the meaning set forth in Section 8.1(c)(iv).

        "Escrow" shall have the meaning set forth in Section 1.2.

        "Escrow Agent" shall mean Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C.

        "Execution Date" shall mean June 27, 1996.

        "Financial  Statements"  shall  have the  meaning  set forth in  Section
3.9(a).

        "First Extension Date" shall have the meaning set forth in Section 2.1

        "Form 8-K" shall have the meaning set forth in Section 10.11.

        "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period.

        "Hazardous  Substance"  shall  have the  meaning  set  forth in  Section
3.22(c).

        "Indemnifiable  Losses"  shall  have the  meaning  set forth in  Section
8.2(a).

        "Indemnifying Party" shall have the meaning set forth in Section 8.4(a).

        "Indemnitee" shall have the meaning set forth in Section 8.4(a).

        "Initial Deposit" shall have the meaning set forth in Section 1.3(a).

        "Interim Balance Sheet" shall have the meaning set forth in Section 3.9(a).

        "Interim  Operating  Statements"  shall  have the  meaning  set forth in
Section 3.9(a).

        "LPD" shall have the meaning set forth in Section 3.22(i).

        "Licenses" shall have the meaning set forth in Section 3.14(a).

        "Liens" shall have the meaning set forth in Section 3.6(a).

        "March 31, 1996 Financial Statements" shall have the meaning set forth in Section 3.9(a).

        "Material Contracts" shall have the meaning set forth in Section 3.8(b).

        "Opinion of Buyer's Counsel" shall have the meaning set forth in Section 6.2(c) and in the form attached as Exhibit D hereto.

        "Opinion  of  Sellers'  Counsel"  shall  have the  meaning  set forth in
Section 6.1(d) and in the form attached as Exhibit C-1 hereto.

        "Opinion of Sellers'  HSR  Counsel"  shall have the meaning set forth in
Section 6.1(e) and in the form attached as Exhibit C-2 hereto.

        "Party Claim" shall have the meaning set forth in Section 8.5(a).

        "Permits" shall have the meaning set forth in Section 3.22(a).

        "Pre-Closing Deposits" shall have the meaning set forth in Section 1.3.

        "Pre-Closing Escrow" shall have the meaning set forth in Section 1.3.

        "Pre-Closing  Escrow  Agreement"  shall  have the  meaning  set forth in
Section 1.3.

        "Press Release" shall have the meaning set forth in Section 10.11.

        "Purchase Price" shall have the meaning set forth in Section 1.2.

        "Relation" shall have the meaning set forth in Section 3.8(b).

        "Release" shall have the meaning set forth in Section 3.22(e).

        "Rights" shall have the meaning set forth in Section 3.14(a).

        "Second Deposit" shall have the meaning set forth in Section 1.3(b).

        "Second Extension Date" shall have the meaning set forth in Section 2.1.

        "Seller(s)" shall mean Larry Pallini and Vincent Carbone.

        "Tax Claim" shall have the meaning set forth in Section 8.1(c)(i).

        "Tax Returns" shall have the meaning set forth in Section 3.24(e).

        "Taxes" shall have the meaning set forth in Section 3.24(d).

        "Third Deposit" shall have the meaning set forth in Section 1.3(c).

        "Third Party Claim" shall have the meaning set forth in Section 8.4(a).

        In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

                                         COSMAR CORPORATION



                                         By: /s/ JOHN R. JACKSON
                                            ---------------------------
                                         Name:  JOHN R. JACKSON
                                         Title: VICE PRESIDENT




                                         LARRY PALLINI

                                          /s/ LARRY PALLINI
                                         ------------------------------



                                         VINCENT CARBONE

                                          /s/ VINCENT CARBONE
                                         ------------------------------



                                         GREAT AMERICAN COSMETICS, INC.



                                         By:  /s/ LARRY PALLINI
                                            ---------------------------
                                         Name:  LARRY PALLINI
                                         Title: PRESIDENT